  Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS THIRD QUARTER 2021 FINANCIAL AND OPERATING RESULTS
•Las Vegas Strip Resorts and Regional Operations Adjusted Property EBITDAR increased 21% and 29%, respectively, compared to the third quarter of 2019
•Record Regional Operations Adjusted Property EBITDAR margins
•Repurchased $1 billion of shares of common stock through September 2021
•The Company remains focused and well-positioned to maximize long-term shareholder value through its recently announced transactions and selection as Osaka’s integrated resort partner in Japan

Las Vegas, Nevada, November 3, 2021– MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended September 30, 2021.

“We delivered another strong quarter led by our domestic operations resulting in new historical Adjusted Property EBITDAR records for our Las Vegas Strip and U.S. regional segments. These results demonstrate the continued robust demand for our gaming entertainment offerings across the U.S. and the effectiveness of our operating model,” said Bill Hornbuckle, Chief Executive Officer and President of MGM Resorts International. “The completion of our asset light strategy will allow us to simplify our corporate structure and bolster our liquidity. I am also excited about our long-term growth prospects, including: BetMGM, which continues to establish itself as a clear leader in U.S. sports betting and iGaming; our selection as Osaka’s partner to build and operate a large-scale integrated resort in Japan; and the announcement of our agreement to acquire the operations of The Cosmopolitan of Las Vegas. The Company remains focused on achieving our vision to be the world’s premier gaming entertainment company.”

“Our strong liquidity position, coupled with our confidence in the long-term recovery of our core business, has allowed us to continue to focus on maximizing long-term shareholder value. To that end, we continued to repurchase our stock in the third quarter, reaching over $1 billion of share repurchases since beginning the program this year,” said Jonathan Halkyard, Chief Financial Officer and Treasurer of MGM Resorts International. “As we navigate future uses of our capital, we will remain disciplined in maintaining a strong balance sheet, pursuing targeted growth opportunities and returning cash to shareholders.”

Third Quarter 2021 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $2.7 billion, an increase of 140% compared to the prior year quarter. While the current quarter benefited from the removal of mandated operational and capacity restrictions as well as an increase in travel, the prior year quarter was negatively affected by temporary closures at certain properties and operational restrictions due to the COVID-19 pandemic;
•Consolidated operating income was $1.9 billion compared to consolidated operating loss of $495 million in the prior year quarter;
•Net income attributable to MGM Resorts of $1.4 billion compared to net loss attributable to MGM Resorts of $535 million in the prior year quarter;
•Diluted earnings per share of $2.77 in the current quarter compared to diluted loss per share of $1.08 in the prior year quarter;
•Adjusted diluted earnings per share (“Adjusted EPS”)(1) of $0.03 in the current quarter compared to an Adjusted EPS loss per share of $1.08 in the prior year quarter; and
•Consolidated Adjusted EBITDAR(2) of $765 million in the current quarter.
Financial Position & Liquidity
•Consolidated cash and cash equivalents balance as of September 30, 2021 was $5.6 billion, which included $320 million at the MGP Operating Partnership and $331 million at MGM China;
•Total liquidity at September 30, 2021 was $9.8 billion, which included $1.7 billion at the MGP Operating Partnership and $1.7 billion at MGM China, which was comprised of cash and cash equivalents and capacity under the revolving credit facilities at the Company, MGP Operating Partnership and MGM China; and
•At September 30, 2021, principal amount of consolidated indebtedness was $12.7 billion, including $4.2 billion at the MGP Operating Partnership and $3.0 billion at MGM China.

Las Vegas Strip Resorts
•Net revenues of $1.4 billion, an increase of 187% compared to the prior year quarter and a decrease of 8% compared to the third quarter of 2019. While the current quarter benefited from the removal of mandated operational and capacity restrictions as well as an increase in travel, the prior year quarter was negatively affected by temporary property closures at certain properties and operational restrictions;
•Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues(3) of $1.4 billion, an increase of 178% compared to the prior year quarter and a decrease of 10% compared to the third quarter of 2019;
•Adjusted Property EBITDAR(2) of $535 million compared to $15 million in the prior year quarter, and an increase of 21% compared to the third quarter of 2019;
•Adjusted Property EBITDAR margin(2) of 38.7% in the current quarter, an increase of 943 basis points compared to the third quarter of 2019 due primarily to an increase in net revenues and realized benefits of the Company’s cost savings initiatives; and
•Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR(2) of $514 million compared to $21 million in the prior year quarter, and an increase of 17% compared to the third quarter of 2019.
Regional Operations
•Net revenues of $925 million, an increase of 66% compared to the prior year quarter and a decrease of 1% compared to the third quarter of 2019. While the current quarter benefited from the removal of mandated operational and capacity restrictions as well as an increase in travel, the prior year quarter was negatively affected by temporary property closures at certain properties and operational restrictions;
•Adjusted Property EBITDAR of $348 million, an increase of 139% compared to the prior year quarter, and an increase of 29% compared to the third quarter of 2019; and
•Adjusted Property EBITDAR margin of 37.6% in the current quarter, an increase of 886 basis points compared to the third quarter of 2019 due primarily to an increase in revenues and realized benefits of the Company’s costs savings initiatives.
MGM China
•Net revenues of $289 million, an increase of 517% compared to the prior year quarter and a decrease of 61% compared to the third quarter of 2019. The prior year quarter was more significantly impacted by travel and entry restrictions in Macau as well as other operational restrictions related to the pandemic than in the current quarter;
•VIP Table Games Hold Adjusted MGM China Net Revenues(3) of $272 million, an increase of 403% compared to the prior year quarter and a decrease of 61% compared to the third quarter of 2019;
•Adjusted Property EBITDAR of $7 million compared to a loss of $96 million in the prior year quarter, and a decrease of 96% compared to the third quarter of 2019; and
•VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR(2) loss of $2 million compared to a loss of $93 million in the prior year quarter, and $170 million in the third quarter of 2019.
Recent Developments
On September 26, 2021, the Company entered into an agreement to acquire the operations of The Cosmopolitan of Las Vegas ("The Cosmopolitan") for cash consideration of $1.625 billion, subject to customary working capital adjustments. Additionally, at closing, the Company will enter into a lease agreement for the real estate assets of The Cosmopolitan. The Cosmopolitan lease will have an initial term of 30 years with three subsequent ten-year renewal periods, exercisable at the Company’s option. The initial term of the lease provides for an initial annual cash rent of $200 million with a fixed 2% escalator for the first fifteen years, and thereafter, an escalator equal to the greater of 2% and the CPI increase during the prior year, subject to a cap of 3%. The transaction is expected to close in the first half of 2022, subject to regulatory approvals and other customary closing conditions.
Adjusted Diluted Earnings Per Share
The following table reconciles diluted earnings (loss) per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended September 30,	2021	2020
Diluted earnings (loss) per share	$2.77	$(1.08)
Property transactions, net	0.01	0.01
Gain on consolidation of CityCenter, net	(3.23)	—
Non-operating items:
Loss related to equity instrument	0.10	—
Change in fair value of MGP swaps	—	(0.01)
Foreign currency loss on MGM China senior notes	0.01	—
Income tax impact on net income adjustments(1)	0.37	—
Adjusted diluted earnings/(loss) per share	$0.03	$(1.08)

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.
Las Vegas Strip Resorts
Casino revenue was $423 million for the third quarter of 2021 compared to $189 million in the prior year quarter, an increase of 123%, due primarily to the impact of COVID-19 in the prior year period.
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended September 30,	2021	2020
	(Dollars in millions)
Table Games Drop	$917	$498
Table Games Win	$251	$108
Table Games Win %	27.4%	21.6%
Slots Handle	$3,863	$1,944
Slots Win	$369	$183
Slots Win %	9.6%	9.4%
Rooms revenue was $403 million for the third quarter of 2021 compared to $138 million in the prior year quarter, an increase of 192% due primarily to an increase in REVPAR(4) as a result of increased occupancy at our properties, the removal of mandated capacity restrictions, and increased travel in the current quarter.
The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended September 30,	2021	2020
Occupancy %(1)	82%	44%
Average Daily Rate (ADR)	$181	$139
Revenue per Available Room (REVPAR)(1)	$148	$61

(1)Rooms that were out of service, including full and midweek closures, during the three months ended September 30, 2020 due to the COVID-19 pandemic were excluded from the available room count when calculating hotel occupancy and REVPAR.
Regional Operations
Casino revenue was $720 million compared to $465 million in the prior year quarter, an increase of 55% due primarily to the impact of COVID-19 in the prior year period.

The following table shows key gaming statistics for Regional Operations:

Three Months Ended September 30,	2021	2020
	(Dollars in millions)
Table Games Drop	$1,080	$739
Table Games Win	$214	$155
Table Games Win %	19.8%	21.0%
Slots Handle	$6,900	$4,360
Slots Win	$661	$426
Slots Win %	9.6%	9.8%
MGM China
Key third quarter results for MGM China include:

•Net revenues of $289 million, an increase of 517% compared to the prior year quarter and a decrease of 61% compared to the third quarter of 2019;
•Main floor table games win of $222 million compared to $25 million, an increase of 792% compared to the prior year quarter;
•VIP table games win of $72 million compared to $17 million, an increase of 313% compared to the prior year quarter; and
•Adjusted Property EBITDAR of $7 million compared to a loss of $96 million in the prior year quarter. License fee expense was $5 million in the current quarter and $1 million in the prior year quarter.

The following table shows key gaming statistics for MGM China:

Three Months Ended September 30,	2021	2020
	(Dollars in millions)
VIP Table Games Turnover	$1,800	$929
VIP Table Games Win	$72	$17
VIP Table Games Win %	4.0%	1.9%
Main Floor Table Games Drop	$1,042	$143
Main floor Table Games Win	$222	$25
Main Floor Table Games Win %	21.3%	17.3%

Corporate Expense
Corporate expense, including share-based compensation for corporate employees, increased to $112 million in the third quarter of 2021, from $70 million in the prior year quarter, due primarily to an increase in payroll expense as the prior year quarter reflected the impact of temporary closures due to the pandemic. The current quarter also included $18 million in transaction costs.

Unconsolidated Affiliates
The following table summarizes information related to the Company’s share of operating income (loss) from unconsolidated affiliates:

Three Months Ended September 30,	2021	2020
	(In thousands)
CityCenter (through September 26, 2021)	$40,747	$(6,041)
MGP BREIT Venture	38,959	38,976
BetMGM	(49,060)	(9,057)
Other	4,465	(3,243)
	$35,111	$20,635
On September 27, 2021, the Company completed its acquisition of the 50% ownership interest in CityCenter and now owns a 100% ownership interest. Accordingly, the Company now consolidates CityCenter in its financial statements and no longer accounts for its interest under the equity method of accounting.
MGM Growth Properties
During the third quarter of 2021, the Company made rent payments to MGM Growth Properties Operating Partnership LP (“MGP Operating Partnership”) in the amount of $211 million and received distributions of $57 million from the MGP Operating Partnership. On October 15, 2021, MGM Growth Properties LLC (“MGP”) paid a dividend of $81 million, of which the Company received $58 million.
MGM Resorts Dividend and Share Repurchases
On November 3, 2021, the Company’s Board of Directors approved a quarterly dividend of $0.0025 per share. The dividend will be payable on December 15, 2021 to holders of record on December 10, 2021.

During the third quarter of 2021, the Company repurchased approximately 17 million shares of its common stock at an average price of $39.89 per share for an aggregate amount of $687 million, pursuant to the February 2020 $3.0 billion stock repurchase plan. The remaining availability under the February 2020 $3.0 billion stock repurchase program was $2.0 billion as of September 30, 2021. All shares repurchased under the Company’s program have been retired.
Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 3239200.

A replay of the call will be available through November 10, 2021. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10160477. The call will be archived at http://investors.mgmresorts.com.

1.“Adjusted EPS” is diluted earnings or loss per share adjusted to exclude preopening and start-up expenses, property transactions, net, gain on consolidation of City Center, net, loss related to equity instrument, foreign currency loss related to MGM China’s U.S. dollar-denominated debt, and mark-to-market adjustments related to MGP’s unhedged interest rate swaps.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company’s continuing operations to assist investors in reviewing the Company’s operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company’s performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under “Adjusted Diluted Earnings Per Share” included in this release.

2.“Adjusted EBITDAR” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, gain on REIT transactions, net, gain on consolidation of CityCenter, net, CEO transition expense, October 1 litigation settlement, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), gain related to CityCenter's sale of Harmon land recorded within income from unconsolidated affiliates, rent expense associated with triple net operating and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, and property transactions, net.

“Adjusted Property EBITDAR” is the Company’s reportable segment GAAP measure, which management utilizes as the primary profit measure for its reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, gain on REIT transactions, net, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), rent expense associated with triple-net operating and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, and property transactions, net, and also excludes gain on consolidation of CityCenter, net, gain related to CityCenter's sale of Harmon land recorded within income from unconsolidated affiliates and corporate expense (which includes CEO transition expense and October 1 litigation settlement) and stock compensation expense, which are not allocated to each operating segment, and rent expense related to the master lease with MGP that eliminates in consolidation.

“Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR” and “VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR” are supplemental non-GAAP financial measures, that, in addition to the reasons described above for the presentation of Adjusted Property EBITDAR, are presented to adjust for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR is calculated by applying a win percentage of 30.0% for Baccarat and 21.0% for non-Baccarat games to the respective table games drops for the quarter, which represents the mid-point of the expected ranges of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat at the Las Vegas Strip Resorts properties. VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR is based on applying a VIP Rolling Chip win percentage of 2.95% to the VIP Rolling Chip volume, which represents the mid-point of the expected normal range of 2.6% to 3.3% for MGM China. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR are also adjusted for the gaming taxes, VIP commissions, bad debt expense, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted above to the respective gaming volumes.

Adjusted EBITDAR information is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDAR may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends. Also, management believes excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, management excludes rent expense associated with triple net operating leases and ground leases. Management believes excluding rent expense associated with triple net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing the Company, as well as comparing the Company’s results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to net income, because this measure is not presented on a GAAP basis and excludes certain expenses, including the rent expense associated with the Company’s triple net operating and ground leases, and are provided for the limited purposes discussed herein.

Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR should not be construed as alternatives to operating income or net income, as indicators of the Company’s performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR information may calculate Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR in a different manner and such differences may be material.

A reconciliation of GAAP net income (loss) to Adjusted EBITDAR is included in the financial schedules in this release.

3.“Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues” and “VIP Table Games Hold Adjusted MGM China Net Revenues” are additional supplemental non-GAAP financial measures that are presented to adjust Las Vegas Strip Resorts net revenues and MGM China net revenues for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges, as described in footnote 2 above. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are also adjusted for the VIP commissions, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted in footnote 2 above to the respective gaming volumes. Management believes Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues present consistent measures in providing period-to-period comparisons and are useful measures in assisting investors evaluating the Company’s operating performance. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues should not be construed as alternatives to GAAP net revenues, as indicators of the Company’s performance, or as any other measure determined in accordance with generally accepted accounting principles. Reconciliations of GAAP net revenues to Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are included in the financial schedules in this release.

4.REVPAR is hotel revenue per available room.

*     *      *

 About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers U.S. sports betting and online gaming through market-leading brands, including BetMGM and partypoker. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.
Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding the closing of its recently announced transactions and any benefits expected to be received from such transactions, future results, including the continued impact of COVID-19 on its results of operations and the duration of such impact, expectations regarding the benefits to be achieved from the changes to the Company’s operating model (including any projected cost savings), expectations regarding the Company’s liquidity position, the Company’s ability to execute on its strategic plans, including the development of an integrated resort in Japan and positioning BetMGM as a leader in sports betting and iGaming, and the Company’s ability to return capital to shareholders (including the timing and amount of any share repurchases or dividends). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company’s business, the effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.
MGM RESORTS CONTACTS:

Investment Community
CATHERINE PARK
Executive Director of Investor Relations
(702) 693-8711 or cpark@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenues:
Casino	$1,400,337	$690,218	$3,835,094	$1,907,893
Rooms	490,460	175,450	1,053,907	641,024
Food and beverage	416,478	126,317	876,556	552,797
Entertainment, retail and other	315,693	101,618	639,926	420,132
Reimbursed costs	84,571	32,317	217,765	146,700
	2,707,539	1,125,920	6,623,248	3,668,546
Expenses:
Casino	640,041	368,310	1,808,849	1,197,373
Rooms	160,864	107,361	402,364	321,221
Food and beverage	301,963	133,937	651,349	533,879
Entertainment, retail and other	204,742	87,592	385,293	342,878
Reimbursed costs	84,571	32,317	217,765	146,700
General and administrative	623,275	543,293	1,759,891	1,591,163
Corporate expense	112,114	70,437	287,021	356,823
Preopening and start-up expenses	1,547	11	1,642	51
Property transactions, net	3,677	4,116	842	85,440
Gain on REIT transactions, net	—	—	—	(1,491,945)
Gain on consolidation of CityCenter, net	(1,562,329)	—	(1,562,329)	—
Depreciation and amortization	279,403	294,363	853,579	911,859
	849,868	1,641,737	4,806,266	3,995,442
Income from unconsolidated affiliates	35,111	20,635	92,870	48,030
Operating income (loss)	1,892,782	(495,182)	1,909,852	(278,866)
Non-operating income (expense)
Interest expense, net of amounts capitalized	(200,049)	(173,808)	(598,116)	(487,701)
Non-operating items from unconsolidated affiliates	(23,421)	(23,604)	(67,473)	(79,986)
Other, net	(49,241)	13,889	70,302	(102,054)
	(272,711)	(183,523)	(595,287)	(669,741)
Income (loss) before income taxes	1,620,071	(678,705)	1,314,565	(948,607)
Benefit (provision) for income taxes	(282,135)	76,734	(222,263)	84,668
Net income (loss)	1,337,936	(601,971)	1,092,302	(863,939)
Less: Net loss attributable to noncontrolling interests	12,497	67,240	31,055	278,820
Net income (loss) attributable to MGM Resorts International	$1,350,433	$(534,731)	$1,123,357	$(585,119)
Earnings (loss) per share
Basic	$2.81	$(1.08)	$2.19	$(1.10)
Diluted	$2.77	$(1.08)	$2.17	$(1.10)
Weighted average common shares outstanding
Basic	478,405	493,517	487,509	494,126
Diluted	484,215	493,517	493,184	494,126

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$5,570,833	$5,101,637
Accounts receivable, net	532,298	316,502
Inventories	94,198	88,323
Income tax receivable	199,010	243,415
Prepaid expenses and other	273,982	200,782
Total current assets	6,670,321	5,950,659

Property and equipment, net	14,528,041	14,632,091

Other assets:
Investments in and advances to unconsolidated affiliates	941,145	1,447,043
Goodwill	3,484,966	2,091,278
Other intangible assets, net	3,669,107	3,643,748
Operating lease right-of-use assets, net	11,551,415	8,286,694
Other long-term assets, net	493,328	443,421
Total other assets	20,139,961	15,912,184
	$41,338,323	$36,494,934

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$273,447	$142,523
Construction payable	27,921	30,149
Current portion of long-term debt	1,000,000	—
Accrued interest on long-term debt	185,502	138,832
Other accrued liabilities	1,923,590	1,545,079
Total current liabilities	3,410,460	1,856,583

Deferred income taxes, net	2,389,277	2,153,016
Long-term debt, net	11,618,913	12,376,684
Operating lease liabilities	11,775,109	8,390,117
Other long-term obligations	362,823	472,084
Redeemable noncontrolling interests	120,764	66,542
Stockholders' equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 469,728,258 and 494,317,865 shares	4,697	4,943
Capital in excess of par value	2,639,804	3,439,453
Retained earnings	4,210,726	3,091,007
Accumulated other comprehensive loss	(25,273)	(30,677)
Total MGM Resorts International stockholders' equity	6,829,954	6,504,726
Noncontrolling interests	4,831,023	4,675,182
Total stockholders' equity	11,660,977	11,179,908
	$41,338,323	$36,494,934

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Las Vegas Strip Resorts (1)	$1,380,967	$481,418	$2,930,499	$1,766,035
Regional Operations	925,123	556,826	2,492,756	1,371,750
MGM China	289,059	46,867	896,044	351,952
Management and other operations	112,390	40,809	303,949	178,809
	$2,707,539	$1,125,920	$6,623,248	$3,668,546

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDAR AND ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Las Vegas Strip Resorts (1)	$534,548	$15,125	$1,039,472	$178,277
Regional Operations	348,234	145,734	908,564	185,369
MGM China	6,996	(96,446)	20,352	(234,724)
Unconsolidated affiliates (2)	(6,559)	(21,053)	(81,892)	(58,121)
Management and other operations	(1,787)	(15,621)	13,679	(38,467)
Stock compensation	(10,952)	(21,391)	(37,490)	(53,057)
Corporate	(105,447)	(55,125)	(263,010)	(225,124)
	$765,033		$1,599,675

(1)Includes the results of Aria (including Vdara) commencing September 27, 2021
(2)Represents the Company's share of operating income (loss) excluding investments in real estate ventures, adjusted for the effect of certain basis differences and excluding impact of gain on sale of Harmon land. Includes the results of CityCenter through September 26, 2021.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income (loss) attributable to MGM Resorts International	$1,350,433	$(534,731)	$1,123,357	$(585,119)
Plus: Net loss attributable to noncontrolling interests	(12,497)	(67,240)	(31,055)	(278,820)
Net income (loss)	1,337,936	(601,971)	1,092,302	(863,939)
(Benefit) provision for income taxes	282,135	(76,734)	222,263	(84,668)
Income (loss) before income taxes	1,620,071	(678,705)	1,314,565	(948,607)

Non-operating (income) expense:
Interest expense, net of amounts capitalized	200,049	173,808	598,116	487,701
Other, net	72,662	9,715	(2,829)	182,040
	272,711	183,523	595,287	669,741

Operating income (loss)	1,892,782	(495,182)	1,909,852	(278,866)
Preopening and start-up expenses	1,547	11	1,642	51
Property transactions, net	3,677	4,116	842	85,440
Gain on REIT transactions, net	—	—	—	(1,491,945)
Gain on consolidation of CityCenter, net	(1,562,329)	—	(1,562,329)	—
Depreciation and amortization	279,403	294,363	853,579	911,859
CEO transition expense	—	—	—	44,401
October 1 litigation settlement	—	—	—	49,000
Restructuring	—	—	—	19,882
Triple net operating lease and ground lease rent expense	191,622	189,602	570,851	521,087
Gain related to sale of Harmon land - unconsolidated affiliate	—	—	(49,755)	—
Income from unconsolidated affiliates related to real estate ventures	(41,669)	(41,687)	(125,007)	(106,756)
Adjusted EBITDAR	$765,033		$1,599,675

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR TO TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS NET REVENUES AND TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Las Vegas Strip Resorts net revenues	$1,380,967	$481,418	$2,930,499	$1,766,035
Hold adjustment (1)	(23,543)	7,440	(17,629)	5,150
Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues	$1,357,424	$488,858	$2,912,870	$1,771,185

Las Vegas Strip Resorts Adjusted Property EBITDAR	$534,548	$15,125	$1,039,472	$178,277
Hold adjustment (2)	(20,076)	6,297	(15,054)	4,272
Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR	$514,472	$21,422	$1,024,418	$182,549

(1)For the Las Vegas Strip Resorts, hold adjustment represents the estimated incremental table games win or loss had the Company’s win percentage equaled the mid-point of the expected normal range of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat. Amounts include estimated discounts and other incentives related to increases or decreases in table games win.
(2)These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental table games win or loss calculated in (1) above.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF MGM CHINA NET REVENUES AND MGM CHINA ADJUSTED PROPERTY EBITDAR TO VIP TABLE GAMES HOLD ADJUSTED MGM CHINA NET REVENUES AND VIP TABLE GAMES HOLD ADJUSTED MGM CHINA ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
MGM China net revenues	$289,059	$46,867	$896,044	$351,952
Hold adjustment (3)	(17,223)	7,134	(13,495)	8,696
VIP Table Games Hold Adjusted MGM China Net Revenues	$271,836	$54,001	$882,549	$360,648

MGM China Adjusted Property EBITDAR	$6,996	$(96,446)	$20,352	$(234,724)
Hold adjustment (4)	(9,448)	3,148	(4,969)	6,646
VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR	$(2,452)	$(93,298)	$15,383	$(228,078)

(3)For MGM China, hold adjustment represents the estimated incremental VIP table games win or loss related to VIP Rolling Chip volume play had the Company’s win percentage equaled the mid-point of the expected normal range of 2.6% to 3.3%. Amounts include estimated commissions and other incentives related to increases or decreases in VIP table games win.
(4)These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental VIP table games win or loss calculated in (3) above.

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